                                                                      EXHIBIT 14

                              BIRDS EYE FOODS, INC.
                              CODE OF ETHICS POLICY

Birds Eye Foods, Inc. (the "Company") recognizes and believes in the importance of transacting business ethically and with integrity. The employees of the Company have important roles in creating and maintaining a corporate culture within the Company that fosters honesty and high ethical standards, as well as ensures accurate and transparent reporting of the Company's financial results and conditions.

Accordingly, our employees are bound by the following Code of Ethics, and each agrees that he or she will:

     o Act with honesty, ethically and with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     o Respect the confidentiality of information acquired in the course of his or her work. Confidential information acquired in the course of his or her work will not be used or disclosed except as required for the performance of his or her job and except when he or she is either authorized or otherwise legally obligated to disclose such information.

     o Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies, including the Securities and Exchange Commission, and in other public communications made by the Company.

     o Conduct himself or herself so as to comply with all applicable laws, rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

     o Promptly report to the Company's General Counsel and/or the Chairman of the Audit Committee any conduct that he or she believes to be a violation of any provision of this Officer Code of Ethics, including any transaction or relationship that reasonable could be expected to give rise to such a conflict.

Violations of this Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.


Date:                                  Signature:
      ------------------------------              ------------------------------

It is a violation of the Company's Non-Retaliation Policy for Employees to retaliate against any employee who in good faith reports any violation (s) of this Principal Executive Officer/Financial Officer Code of Ethics.